Exhibit 99.1


Dr. Joseph B. Williams, DBA                  Tel:  (909) 606 4710
16321 Willowmist Court                       Fax:  (909) 606 4810
Chino Hills, CA  91709               email:  WilliamsXtwo@aol.com
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January 20, 2001


Mr. John W. Hail, Chairman
Advantage Marketing Systems, Inc.
2601 N.W. Expressway, Suite 1210W
Oklahoma City, OK  73112


Dear John,

When you left a voice mail for me on Friday January 19th that you wanted to see Reggie and I at 5:15, I had no idea that it was a preplanned meeting to ask for my resignation as President of AMS and for my resignation from the Board of Directors. The reason you gave for wanting me to resign was my inability to get along with the Staff. We both know that by "Staff" you really meant Dennis Loney, your son-in-law. I pointed out that I had fulfilled my job in Acquisitions by acquiring two companies. One was cancelled; the other one (LST) was closed January 4th. You agreed that I had done my job by acquiring LST. I also pointed out that I had done my job of expanding us internationally by having four countries ready to open. You agreed that I had set up four countries but said you did not want to open them at this time. We also discussed the prospects of me continuing with AMS as a Consultant to acquire a company in Canada that I have made contact with and who had expressed an interest in seeing if we could merge or if they could be acquired. The company would add 350,000 names to our dealer file and millions to our sales in the USA and in Canada.

John, I fully agree that I do not get along with Dennis as he is incompetent, inept and the worst Manager I have ever met. His actions and his decisions are childish in nature but he has a free run of all departments within the Company. He issues orders as he sees fit without regard to Organization or management responsibility. He is a bully with no authority other than the fact that he is your son-in-law. You and I had this same discussion in August and in September. My refusal to work with Dennis was the reason that you and I came to an agreement for me to operate from California and only come to OKC for one week per month. We made the agreement and I moved back to California in mid-October. Everyone knows of my move and the reason why.

I promised I would have my resignation to you by Tuesday, and I shall. I will resign at the end of this letter as planned, but first I think you should know of other concerns I have about certain actions within AMS. I feel that some of these actions are immoral if not totally illegal.

When you went public with AMS, you asked thousands of people to invest millions of dollars in your Company. They did so and placed upon you, me, Harlan, Terry and Jim certain responsibilities both legal and moral. We are all in a position of trust that demands that we make decisions with the best interest of the shareholders in mind. A review of decisions made and actions taken by the company would, in my opinion, lead a responsible person to question if we do indeed have the shareholders' interest and stakeholders' interest at heart. Many actions appear to be solely for the enrichment of the John Hail family. I feel we are not honoring our obligation of prudent management directed toward the betterment of ALL shareholders.

I think we are negligent in fulfilling our positions of trust. And by doing so have placed Harlan and Terry, as members of the Audit Committee, in a very awkward and perilous position. I will list a few examples below. I have more if you are interested.

Company loans to Family members.  Loans have been made to Dennis
Loney to cover margin calls by his brokers.  As you said to me:
"When AMS stock dropped below $3.00 Dennis got a margin call." I presume the call was to cover the margin on AMS stock.

Company loans to Family members. Loans were made to your son, John Hail, Jr., your daughter, Denise Loney, your son-in-law, Dennis Loney and to an employee named Gary Naquin to buy down lines in the company. They receive monthly checks from a sales force that they did nothing to build or promote. It is simply a way to enrich your Family at AMS's expense.

Company loans to Employees and Field Sales Force. Over $500,000 has been loaned to employees and almost $500,000 has been loaned to field sales force leaders. Even though we claim these loans are secured with stock in AMS or could be repaid via commissions, it becomes questionable when commissions are dropping and share prices are low. The main problem is that there are no established pay back schedules. AMS makes loans as a bank of first resort, not as a bank of last resort and fails to be diligent in collection efforts.

Dennis issued a Press Release that contained a deliberate falsehood. The PR was not reviewed by Reggie, Ed Crater, Mike Dunn or me as is our standard procedure. The Press Release explaining why we cancelled the acquisition of MTM in Atlanta was a lie. We did not stop the acquisition because we could not come to terms with MTM. We had already locked in terms. We cancelled it because you told me of Harlan's and Terry's concerns that we would be unable to raise the cash necessary to close; we would be diluting stock ownership; and that we would be enlarging our dependence upon a Ephedrine based product.

Dennis breached two employment contracts. When Todd Brown and I were hired, we were told that Company Policy was life insurance equal to one year's base salary. I hired Reggie in November under those same policy guidelines. Todd was hired a couple of months before me. I was hired June 1st. I filled out my employment forms showing my insurance as $150,000. Todd's coverage was for slightly more than $100,000. Barbara, our former Director of Human Resources, had Todd and I fill out supplemental insurance forms so she could secure additional insurance for us. She arranged for coverage and premiums were paid for 2-3 months. Dennis took it upon himself to cancel the coverage and issue a letter saying we misunderstood the Policy. Neither Todd nor I misunderstood the Policy. It was Dennis who was wrong and created a breach of employment contract. To me, this constitutes a very serious liability risk.

Christmas Bonus paid to Family members. When I was given the Christmas bonus list, it appeared to me that it was heavily skewed toward Family members and close Family friends. I had the list recompiled in ascending order. Of the top five bonus recipients, three are Family member and one is a close friend - Gary Naquin. We have many hard working staff members who contribute but who had their efforts down played while Family made the top of the list. There appears to be no standard of criteria used to determine who gets what.

Dennis Loney's snooping and harassment tactics. Dennis walks through all departments giving orders in areas that are not under his control. He opens all mail except yours without regard as to the person to whom it is addressed and routes it as he wishes, usually bypassing the person to whom the mail was intended. He is known for his bullying tactics. Some examples: Pat Shurley complained to you, Dennis and I that she was on a "hit list", and that the Family and friends of the Family got preferential treatment. She resigned two weeks later in fear even though she did not have another job. Dennis asked Kathy Shelton, our administrative assistant, to spy on me. She refused and reported the incident to you and I in my office. Two weeks later she resigned without another job and admitted to me she was doing so because of her fear of reprisal from Dennis. Cindee and Theresa complained to Ed Crater and I about Dennis' opening their mail and interfering in their work. Both were terrified of reprisals once Dennis found out. Dennis has often told me that he considers Mani over paid and intends to get rid of her.

Uncontrolled hiring. August 1999 saw AMS hit $2,000,000 for the first time. For 16 months sales hovered between $2,000,000 and $2,600,000. Mostly in the 2.2 - 2.4 range. At the same time employee count rose from 58 employees to 100 employees. We increased employee count by 42 people and over $100,000 per month without any corrective action. In lieu of reducing staff, we simply placed a moratorium on hiring. We still get frequent request for more warehouse employees. Obviously Dennis has not informed his staff of the freeze. Our labor cost will never come into line unless we do something firm about our payroll.

Other misuses. Country Club membership assigned to a non-senior executive who just happens to be your granddaughter's husband.
Credit cards being used by family members and paid by the company without proper documentation and approval.

We have no budgets, no profit plans, no management controls, and no management income statement. We were on target to develop all of the above but with me moving back to California and Pat Shurley quitting all internal management improvement programs came to a standstill. Maybe, Reggie will be able to put them back on track.

John, with all of the turmoil within AMS, with all the preferential treatment to your Family, with all of Dennis' disregard for sound management and the legal and moral encroachments that are happening, I see no alternative but to request the Audit Committee to hire Deloitt-Touche to do an internal investigation. D-T's findings should be given to an SEC attorney for review as to breach of SEC regulations, potential of employment contract violations, class action suits, and charges of misfeasance, misappropriation, and mismanagement with the final results presented to the Audit Committee for action. If what I say proves to be true, then drastic management changes must be made. If I prove to be incorrect, then I will gladly apologize to all concerned.

When you hired me as President, I was promised a car, a bonus, life insurance and stock options. In spite of all the harassment and petty games played upon me by Dennis, you told me that I had earned my salary several times over by doing the acquisitions that I did.

When we agreed that I should use California as my base you also said that I was the only person you would trust to work from home because you knew that I had the company's best interest at heart in all of my efforts. (I still do). I did not receive a bonus. I was not reimbursed for my car lease payments, so in reality I was not furnished a car. Dennis reduced life insurance coverage on me from $150,000 to $80,000 in November in direct conflict with Company Policy (5 months after I was hired). My stock options are worthless as the stock dropped from $8.00 per share to less than $3.00 per share. My option price is slightly below $4.00. I call upon you, John Hail, to make good on your promises to me.

I can well envision a disgruntled shareholder bring a class action suit against AMS as it would appear that actions taken by the company may have undermined the value of the stock.
Additionally, I can well envision disgruntled option holders doing the same.

I will be submitting my final expense report for the period up to Saturday January 20 for reimbursement. Additionally, I have a company laptop computer and a company cell phone in my possession. I will make arrangements to ship them to you.

Now, as I promised, I give you my resignation. I know I have accomplished much for AMS within the eight months I have been with you. I found two acquisitions and have one more in the works along with a potential distribution agreement that would place AMS in Mexico and two other Central America countries.
Even though you have placed International on hold, I have arranged for immediate entry in to the United Kingdom, Australia, Singapore, Canada and Japan. I know there is much more I can do if given relief from the childish behavior of Dennis. But, I realize that that will never happen. That by placing Family above all else, even AMS, you will never fire nor reassign Dennis. You may therefore consider this my resignation from Advantage Marketing Systems, Inc and from the Board of Directors of Advantage Marketing Systems, Inc. These resignations are effective immediately. When reporting my resignations, I expect the Press Release to accurately state the reasons for my resignations.

Sincerely,

J.B. WILLIAMS
Dr. Joseph B. Williams

Cc.  Harlan Stonecipher with attachments
     Terry Dunlap with attachments
     Jim Duncan with attachments
     Ed Crater with attachments